Contacts:
Laurie Van Raemdonck
Vice President, Investor Relations
(248) 340-7731
lvanraemdonck@championhomes.net
or
Phyllis Knight
Executive Vice President and CFO
(248) 340-9090
Champion Enterprises Announces Resignation of
John J. Collins, Jr., Senior Vice President, General Counsel and Secretary
AUBURN HILLS, Mich., February 20, 2007 — Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, today announced that John J. Collins, Jr., its senior vice president, general counsel and secretary, will resign from the Company effective March 30, 2007. Collins is leaving Champion to assume the position of managing director and general counsel at AlixPartners LLP. The Company will commence a national search to find his replacement.
William C. Griffiths, chairman, president and CEO of Champion Enterprises, Inc., said, “On behalf of the Champion team, I would like to thank John for his 10 years of dedicated service and wish him the very best in his new endeavor.”
About Champion
Auburn Hills, Michigan-based Champion Enterprises, Inc., a leader in factory-built construction, operates 33 manufacturing facilities in North America and the United Kingdom and partners with over 3,000 independent retailers, builders and developers. Champion produces manufactured and modular homes through its family of homebuilders, as well as modular buildings for government and commercial applications. For more information, please visit www.championhomes.com.